Exhibit 99.1

For Immediate Release

DIGITAL ALLY, INC. ANNOUNCES

FIRST QUARTER OPERATING RESULTS

LENEXA, Kansas (May 13, 2015) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the first quarter of 2015. An investor conference call is scheduled for 11:15 a.m. EDT tomorrow, May 14, 2015 (see details below) to discuss first quarter operating results and other topics of interest.

Highlights for Quarter Ended March 31, 2015

●	Total revenue increased 9% to approximately $4.2 million in the first quarter of 2015, compared with approximately $3.9 million in the quarter ended March 31, 2014. The Company reiterated its previous guidance that full-year 2015 total revenue is expected to approximate $25 million, compared with total revenue of $17.4 million in 2014.

●	The Company’s flagship DVM-800 in-car video system, which was introduced in the fourth quarter of 2013, accounted for 33% of total revenue in the first quarter of 2015, versus 27% of revenue a year earlier.

●	The FirstVU HD body-worn camera accounted for 21% of total sales in the first quarter of 2015, compared with 4% in the corresponding year-earlier period. As of March 31, 2015, over 725 law enforcement agencies were testing and evaluating more than 2,400 of the Company’s FirstVU HD body-worn cameras. The Company has experienced a substantial increase in police department interest in its body camera products as a result of widely publicized civil unrest in a number of U.S. cities during the past several months.

●	Gross profit margin narrowed to 38.9% of total revenue in the most recent quarter, compared with 59.4% in the prior-year period. The reduction in gross profit margin was primarily due to costs associated with hiring and training new production personnel to launch a split production shift, increased rework and scrap rates associated with printed circuit board issues for the FirstVU HD, and an increase in inventory reserves due to changes in the Company’s sales mix to the DVM-800 platform, which has resulted in a higher level of excess component parts of older versions of legacy products. Management’s goal is to maintain gross profit margins at 60% or higher during the balance of 2015.

●	Selling, general and administrative expenses increased 26% from year-earlier level as the Company increased its sales and technical support staffing to accommodate the higher level of test and evaluation pilot projects and customer deployments of our products and in particular the FirstVU HD body-worn camera.

●	The Company reported an operating loss of ($1,963,195) for the quarter ended March 31, 2015, compared with an operating loss of ($546,152) in the year-earlier quarter.

●	A net loss of ($6,410,712), or ($1.90) per share, was recorded in the first quarter of 2015, compared with a net loss of ($871,499), or ($0.39) per share, in the corresponding period of the previous year. Approximately $4.3 million, or 68% of the year-over-year increase in net loss was attributable to net non-cash charges related to changes in the fair value of secured convertible notes payable and derivative liabilities, along with note payable issuance expenses.

●	On a non-GAAP basis, the Company recorded an adjusted net loss of ($1,524,825), or ($0.45) per share, in the most recent quarter, compared with a non-GAAP adjusted net loss of ($301,152), or ($0.13) per share, in the three months ended March 31, 2014.

Management Comments

“While our first quarter revenue exceeded prior-year levels by 9%, we believe the increase would have been significantly greater if certain suppliers had been able to deliver long lead time components on a timely basis,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “As a result of certain component shortages, we were restricted in the number of FirstVU HD body-worn cameras that we were able to ship in the three months ended March 31, 2015. However, we are encouraged that orders for the FirstVU HD continue to increase in response to growing recognition of the value of video evidence among law enforcement agencies throughout the U.S. and abroad.”

“From an industry perspective, we believe many police departments postponed their regular purchases of in-car video systems while they tested body-worn cameras and assessed their budgets. Some police departments appear to have delayed their purchases of body-worn and in-car video systems pending the clarification of recently announced federal and state matching programs.”

“Our gross profit margin decreased significantly in the most recent quarter, primarily due to the costs of hiring and training new production line workers as we seek to substantially increase our production rates,” continued Ross. “In addition, we encountered some printed circuit board issues that increased rework and scrap rates on our FirstVU HD product. We view the gross margin deterioration during the first quarter as temporary and expect more normal gross margins as the year progresses.”

“Our body-worn camera has received tremendous media attention in recent months. Consequently many law enforcement agencies, both domestic and international, are actively testing and evaluating the FirstVU HD, and we expect demand to accelerate during the balance of 2015. We have dramatically increased our production and delivery capabilities relative to the FirstVU HD body-worn camera, and we continue to develop other new products, such as the MicroVU HD compact in-car video system, which we started delivering to customers recently. We have also expanded our cloud storage capabilities and will soon introduce our powerful Commercial Cloud Asset Management Software, FleetVU, to complement our popular line of event recorders for fleet operators. Overall, despite the modest increase in first quarter revenue, we are maintaining our guidance that full-year revenue has the potential to rise over 40% to the $25 million area, compared with $17.4 million in 2014.”

“Finally, I would like to express our appreciation to Digital Ally shareholders for approving issuances of common stock above the Nasdaq Share Cap during our Special Meeting of Shareholders on February 13, 2015. Upon such approval, the Company satisfied all of the ‘Equity Conditions’ under our August 2014 financing, which released the restrictions on $1.5 million of our cash balances. In addition, the holder of the $4.0 million Senior Secured Convertible Note from our August 2014 financing fully converted its debt to equity and exercised most of its warrants to purchase common stock. While these transactions resulted in significant non-cash charges to our first quarter income statement, they dramatically improved our capital structure, working capital balances and liquidity, as well as released the lien the holder had on our assets,” concluded Ross.

First Quarter 2015 Operating Results

For the three months ended March 31, 2015, the Company’s total revenue increased 9% to approximately $4.2 million, compared with revenue of approximately $3.9 million in the three months ended March 31, 2014. The Company attributes the revenue increase to increased interest in the benefits of video evidence among law enforcement agencies following civil unrest in Ferguson, Missouri and other cities during the past several months.

International revenue increased to $39,688 during the first quarter of 2015, versus $20,509 in the corresponding period of the previous year.

Gross profit declined to $1,653,740 (38.9% of revenue) in the most recent quarter, versus $2,320,939 (59.4% of revenue) a year earlier. The sharp increase in cost of goods sold was partially due to the 9% revenue increase, but the Company also incurred substantial production costs in hiring and training new production personnel to launch a split production shift. In addition, the Company encountered some printed circuit board issues that significantly increased rework and scrap rates on the FirstVU HD, and it increased inventory reserves due to changes in the sales mix to the DVM-800 platform, which resulted in higher levels of excess component parts of older versions of legacy products. Management’s goal is to achieve gross profit margins of 60% of sales or better during the balance of 2015.

Selling, General and Administrative (“SG&A”) expenses increased 26% to $3,616,935, compared with $2,867,091 in the first quarter of 2014. Research and Development costs declined 13% to $743,343 (vs. $855,249 in 2014). The Company discontinued its use of outside engineering services as it terminated one of its in-car video projects in order to focus research efforts on its body-worn camera suite. As of March 31, 2015, the Company employed a total of 23 engineers, most of whom are dedicated to R&D activities for new products, compared with 25 engineers at March 31, 2014. Selling, advertising and promotional expense rose 39% to $843,886, compared with $607,144 a year earlier. The Company hired additional territory salesmen during the last half of 2014 to provide better coverage of the domestic market, contributing to a higher effective commission rate and overall selling costs. Promotional and advertising expense increased 22% in the most recent quarter to $125,688 due to expanded advertising in trade publications and other marketing initiatives designed to further penetrate new commercial markets for the DVM-250 Plus event recorders, and to increase awareness of the FirstVU HD and the DVM-800 within the law enforcement channel. Stock-based compensation expense increased to $269,200 (vs. $130,847), primarily due to the amortization of restricted stock granted to officers, directors and other employees in 2015. Professional fees and related expenses rose 72% to $289,823 in the first quarter of 2015, primarily due to higher accounting and auditing fees related to the $4.0 million Senior Secured Convertible Note and litigation expenses related to the Utility Associates, Dragoneye and Gans matters. Executive, support and administrative staff payroll expenses increased 18% to $636,038, compared with $537,757 a year earlier, due primarily to the hiring of additional technical support staff to handle field inquiries and installation matters. Other SG&A expenses rose to $834,645 in the three months ended March 31, 2015, versus $567,903 in the prior-year period, primarily due to increased consulting, contract labor and travel expenses. The Company is developing engineering and manufacturing standard processes that will assist in the achievement of ISO 9001 certification.

For the reasons previously stated, the Company reported an operating loss of ($1,963,195) for the first quarter of 2015, compared with an operating loss of ($546,152) in the year-earlier quarter.

Interest income increased to $5,315 in the three months ended March 31, 2015, versus $2,514 a year earlier.

Non-cash income of $165,722 was recorded in the first quarter of 2015 as a result of changes in warrant derivative values. No such gain was recorded in the prior-year quarter.

The holder of the $4.0 million Senior Secured Convertible Note exercised its right to convert the remaining principal balance of such Note into 655,738 shares of common stock and 5,475 shares for accrued interest during the month of February 2015. The increase in fair market value of these shares over the principal retired was approximately $4.4 million, representing the increase in Digital Ally’s stock price over the conversion rate as of the conversion dates. Accordingly, since the Company elected to account for and record its $4.0 million Senior Secured Convertible Note on a fair value basis, the total change in fair value of secured convertible notes payable resulted in a $4.4 million non-recurring, non-cash charge during the first quarter of 2015. No such charges were incurred in the year-earlier quarter.

Because the Company elected to account for and record its $4.0 million Senior Secured Convertible Note payable on a fair value basis, it was required to expense the related issuance costs to “other expense” during the first quarters of 2015 and 2014. Such costs totaled $59,876 and $224,438 at March 31, 2015 and 2014, respectively. The 2015 expenses were attributable to the proxy costs for a Special Meeting of Shareholders to approve the issuance of shares above the Nasdaq Share Cap. The 2014 expenses included a $120,000 placement agent fee, and the remainder was comprised primarily of legal fees.

Interest expense totaled $126,173 and $99,812 during the first quarters of 2015 and 2014, respectively. The increase in interest expense reflects additional indebtedness incurred in August 2014 that remained outstanding during the majority of the first quarter of 2015.

The Company reported a 2015 first quarter net loss of ($6,410,712), or ($1.90) per share, compared with a prior-year net loss of ($871,499), or ($0.39) per share. No income tax provision or benefit was recorded in the first quarters of either 2015 or 2014. Approximately $4.3 million, or 68% of the year-over-year increase in net loss, was attributable to non-cash charges related to changes in the fair value of secured convertible notes payable and derivative liabilities along with note payable issuance expenses.

The Company expects to continue to maintain a full valuation allowance on its deferred tax assets, including net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets.

On a non-GAAP basis, the Company reported an adjusted net loss (before, depreciation, amortization, interest expense, changes in derivative liabilities, losses on the conversion of secured convertible notes payable, $4.0 million Senior Secured Convertible Note issuance expenses, and stock-based compensation), of ($1,524,825), or ($0.45) per share, for the quarter ended March 31, 2015, versus a non-GAAP adjusted net loss of ($301,152), or ($0.13) per share, in the first quarter of 2014. (Non-GAAP adjusted net income / loss is described in greater detail in a table at the end of this press release).

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) depreciation and amortization expense, (2) net interest expense, (3) share-based compensation expense, (4) losses on the conversion of secured convertible notes payable into common stock, (5) convertible notes payable issuance expenses, (6) and income or losses resulting from changes in warrant derivative valuations.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Daylight Time (EDT) tomorrow, Thursday, May 14, 2015, to discuss its operating results for the quarter ended March 31, 2015, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and asking to be connected to the “Digital Ally Conference Call” a few minutes before 11:15 a.m. Eastern Time on May 14, 2015.

A replay of the conference call will be available one hour after the completion of the conference call from May 14, 2015 until 9:00 a.m. on July 15, 2015 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10065476.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Lenexa, Kansas, and its shares are traded on The NASDAQ Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results during the balance of 2015 consistent with its financial guidance given the current economic and competitive environment; its ability to pay its $2.5 million subordinated debt in May 2015 as required or otherwise refinance or extend the maturity of such debt; whether it will be able to achieve improved production and other efficiencies to increase its gross and operating margins to targeted levels during the balance of 2015; the Company’s ability to deliver its new product offerings, including the FirstVU HD and DVM-800, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether there will be a commercial market, domestically and internationally, for one or more of its new products, including the VuVault.net, VuLink and MicroVU HD; whether the interest shown in the Company’s newer products will translate into sales of such products; whether the FirstVU HD and DVM-800 will continue to generate an increasing portion of its total sales and whether the civil unrest in several U.S. cities will translate into growth in demand for such products; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the US Patent Office will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; whether the Company will achieve positive outcomes in its litigation with various parties, including Utility Associates; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2014 and quarterly report on Form 10-Q for the three months ended March 31, 2015, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2015 AND DECEMBER 31, 2014

(Unaudited)

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,272,288	$3,049,716
Restricted cash	—	1,500,000
Accounts receivable-trade, less allowance for doubtful accounts of $65,977 – 2015 and $65,977 – 2014	3,152,776	3,043,899
Accounts receivable-other	88,237	139,204
Inventories	10,605,792	9,243,455
Prepaid expenses	639.819	372,326
Total current assets	16,758,912	17,348,600

Furniture, fixtures and equipment	4,349,557	4,228,139
Less accumulated depreciation and amortization	3,293,929	3,182,473
	1,055,628	1,045,666

Intangible assets, net	251,909	245,684
Other assets	277,513	234,342
Total assets	$18,343,962	$18,874,292

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,936,195	$2,410,876
Accrued expenses	1,170,182	1,142,973
Secured convertible note payable-current	—	2,019,720
Subordinated note payable-current, net of discount of $22,075 – 2015 and $55,187 –2014	2,477,925	2,444,813
Derivative liabilities	591,747	2,186,214
Capital lease obligation-current	39,351	61,140
Deferred revenue-current	145,700	138,052
Income taxes payable	7,957	7,954
Customer deposits	—	1,878
Total current liabilities	6,369,057	10,413,620

Long-term liabilities:
Secured convertible note payable-long term, at fair value	—	1,253,711
Capital lease obligation-long term	1,564	3,849
Deferred revenue-long term	1,126,600	939,100
Total long term liabilities	1,128,164	2,196,660

Commitments and contingencies

Common stock, $0.001 par value; 9,375,000 shares authorized; shares issued: 4,046,599 – 2015 and 3,092,497 – 2014	4,046	3,092
Additional paid in capital	44,319,395	33,326,908
Treasury stock, at cost (shares: 63,518 – 2015 and 63,518 - 2014)	(2,157,226)	(2,157,226)
Accumulated deficit	(31,319,474)	(24,908,762)
Total stockholders’ equity	10,846,741	6,264,012
Total liabilities and stockholders’ equity	$18,343,962	$18,874,292

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2015 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED

MARCH 31, 2015 AND 2014
(Unaudited)

	Three Months ended March 31,
	2015	2014

Product revenue	$4,057,000	$3,781,128
Other revenue	191,764	127,213
Total revenue	4,248,764	3,908,341
Cost of revenue	2,595,024	1,587,402
Gross profit	1,653,740	2,320,939

Selling, general and administrative expenses:
Research and development expense	743,343	855,249
Selling, advertising and promotional expense	843,886	607,144
Stock-based compensation expense	269,200	130,847
General and administrative expense	1,760,506	1,273,851
Total selling, general and administrative expenses	3,616,935	2,867,091
Operating loss	(1,963,195)	(546,152)

Interest income	5,315	2,514
Change in warrant derivative liabilities	165,722	—
Change in fair value of secured convertible notes payable	(4,434,383)	—
Secured convertible note payable issuance expenses	(59,876)	(224,438)
Other income (expense)	1,878	(3,611)
Interest expense	(126,173)	(99,812)
Loss before income tax expense	(6,410,712)	(871,499)
Income tax expense	—	—
Net loss	$(6,410,712)	$(871,499)

Net loss per share information:
Basic	$(1.90)	$(0.39)
Diluted	$(1.90)	$(0.39)

Weighted average shares outstanding:
Basic	3,371,008	2,252,571
Diluted	3,371,008	2,252,571

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2015 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET LOSS

FOR THE THREE MONTHS ENDED

MARCH 31, 2015 AND 2014

	Three Months Ended March 31,
	2015	2014

Net loss	$(6,410,712)	$(871,499)
Non-GAAP adjustments:
Stock-based compensation	269,200	130,847
Depreciation and amortization	161,977	115,250
Convertible note payable issuance expenses	59,876	224,438
Change in fair value of secured convertible notes payable	4,434,383	—
Change in derivative liabilities	(165,722)	—
Interest expense	126,173	99,812
Total Non-GAAP adjustments	4,885,887	570,347

Non-GAAP adjusted net loss	$(1,524,825)	$(301,152)

Non-GAAP adjusted net loss per share information:
Basic	$(0.45)	$(0.13)
Diluted	$(0.45)	$(0.13)

Weighted average shares outstanding:
Basic	3,371,008	2,252,571
Diluted	3,371,008	2,252,571

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2015 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014
(Unaudited)

	2015	2014
Cash Flows From Operating Activities:
Net loss	$(6,410,712)	$(871,499)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	161,977	115,250
Secured convertible note payable issuance expenses	—	224,438
Change in derivative liabilities	(165,722)	—
Change in fair value of secured convertible notes payable	4,434,383	—
Interest expense related to stock conversion	33,020	—
Stock based compensation	269,200	130,847
Provision for inventory obsolescence	189,003	31,618
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	(108,877)	(357,653)
Accounts receivable - other	50,967	46,988
Inventories	(1,551,340)	(168,853)
Prepaid expenses	(277,687)	(41,403)
Other assets	(43,171)	(8,846)
Increase (decrease) in:
Accounts payable	(474,681)	110,414
Accrued expenses	27,209	(136,201)
Income taxes payable	3	(30)
Deposits	(1,878)	—
Unearned income	195,148	171,196
Net cash used in operating activities	(3,673,158)	(753,734)
Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(121,418)	(40,449)
Additions to intangible assets	(13,440)	(39,333)
Release of restricted cash related to secured convertible note	1,500,000	—
Net cash provided by (used in) investing activities	1,365,142	(79,782)
Cash Flows from Financing Activities:
Proceeds from exercise of stock options and warrants	1,554,662	2,000,000
Debt issuance expenses for secured convertible note payable	—	(224,438)
Payments on capital lease obligation	(24,074)	(22,089)
Net cash provided by financing activities	1,530,588	1,753,473
Net increase (decrease) in cash and cash equivalents	(777,428)	919,957
Cash and cash equivalents, beginning of period	3,049,716	454,978
Cash and cash equivalents, end of period	$2,272,288	$1,374,935

Supplemental disclosures of cash flow information:
Cash payments for interest	$111,285	$55,938
Cash payments for income taxes	$8,197	$10,030

Supplemental disclosures of non-cash investing and financing activities:
Issuance of common stock purchase warrants for senior secured note payable	$—	$355,873
Restricted common stock grant	$87	$75
Conversion of secured convertible note into common stock	$7,740,179	$—

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2015 FILED WITH THE SEC)